Exhibit 99.1

   Antigenics Reports Fourth Quarter and Year-End 2004 Financial Results and
                                   Highlights

    NEW YORK--(BUSINESS WIRE)--Feb. 24, 2005--Antigenics Inc. (NASDAQ:
AGEN) today reported financial results and operating highlights for the quarter and year ended December 31, 2004. For the three months ended December 31, 2004, the company incurred a net loss attributable to common stockholders of $17.2 million, or $0.38 per share, basic and diluted, compared with a net loss attributable to common stockholders of $18.3 million, or $0.46 per share, basic and diluted, for the same period in 2003. For the year ended December 31, 2004, Antigenics incurred a net loss attributable to common stockholders of $56.5 million, or $1.26 per share, basic and diluted, compared with a net loss attributable to common stockholders of $66.2 million, or $1.70 per share, basic and diluted, for the same period in 2003. The net loss reflects the costs to further progress the company's clinical product candidates, including Oncophage(R) (HSPPC-96), Antigenics' lead product candidate, and AG-858, as well as costs associated with other clinical and development projects. The reduction in total net loss compared with that in 2003 is attributable to the gain on the sale, during 2004, of our manufacturing rights for feline leukemia vaccine to Virbac S.A.
    Cash, cash equivalents and short-term investments amounted to $86.9 million on December 31, 2004. In January 2005, the company increased its cash, cash equivalents and short-term investments by completing a private placement of convertible senior notes due 2025, raising net proceeds of approximately $48 million.
    "Our operational and organizational accomplishments this past year position Antigenics as a company poised to translate breakthrough science into a successful commercial enterprise," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "In 2004 we achieved a number of milestones, including the completion of patient enrollment in Part 1 of our kidney cancer trial and in our melanoma trial, and continued progress with our next-generation Oncophage. Having recently initiated
Part 2 of our Phase 3 trial in kidney cancer as part of our overall product registration strategy in the US, we are now focused on our registrational strategies for Oncophage in the United States, Europe and Canada."

    Highlights of Antigenics' accomplishments in 2004 and recent developments, include:

    Research and Development Activities

    -- Antigenics received approval from the US Food and Drug Administration (FDA) to commence enrollment activities for
        Part 2 of a Phase 3 trial for Oncophage to treat renal cell carcinoma (RCC, the most common type of kidney cancer). During 2004, the company presented its clinical registration plan for Oncophage in RCC to the FDA medical review team, which expressed agreement with the proposed registration plan.

    -- During the fourth quarter, Antigenics submitted to the European Medicines Agency an orphan drug application as well as an application seeking scientific advice with regard to the clinical registration plan for Oncophage in RCC.

    -- Enrollment in Part 1 of our Phase 3 trial of Oncophage for RCC and our Phase 3 trial for metastatic melanoma were completed during 2004. Both the RCC and melanoma studies are event-driven trials. The required number of events to trigger final analysis for these studies is expected in mid-2005.

    -- A Phase 2 clinical trial of AG-858, a personalized therapeutic cancer vaccine, in combination with Gleevec(R) (Novartis) for the treatment of chronic myelogenous leukemia is on track to complete enrollment in mid-2005.

    -- A new Aroplatin formulation was identified and demonstrated improved activity in preclinical in vitro and in vivo models compared with existing platinum-based compounds. Toxicology studies have been initiated and Antigenics anticipates filing an investigational new drug (IND) amendment for this product in the second quarter of 2005, and initiating a clinical study shortly thereafter.

    -- An improved formulation of AG-707 for treatment of genital herpes was identified and preclinical immunogenicity testing is completed. Toxicology studies are underway and the company expects to file an IND during the second quarter of 2005.

    Corporate Activities

    -- Antigenics recently completed a private placement of convertible senior notes due 2025 to third-party investors, raising net proceeds of approximately $48 million.

    -- Antigenics recently licensed its QS-21 adjuvant to Pharmexa for use in a Phase 2 metastatic breast cancer vaccine trial. In addition, GlaxoSmithKline, P.L.C., announced results from a Phase 2b trial utilizing Antigenics' QS-21 adjuvant in a malaria vaccine.

    -- In September, Alastair J. J. Wood, MD, was appointed to Antigenics' board of directors. Dr. Wood brings more than 20 years of health care and pharmaceutical experience. Most recently, he was the drug therapy editor of the New England Journal of Medicine from 1992 to 2004, and is currently a member of the FDA's nonprescription drug advisory committee. In addition, he currently serves as associate dean at Vanderbilt Medical School.

    -- In March, Antigenics sold its manufacturing rights for feline leukemia virus vaccine to French veterinary pharmaceutical manufacturer Virbac S.A. for $14.25 million in cash.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 4078413. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on March 3, 2005. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 4078413. The replay will also be available at www.antigenics.com.

    About Antigenics

    Antigenics is a biotechnology company developing personalized immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage, a late-stage, personalized cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio also includes AG-858, a personalized cancer vaccine in Phase 2 development; Aroplatin, a liposomal chemotherapeutic; and AG-702/AG-707, a genital herpes program. For more information about Antigenics, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding (1) the company becoming a successful commercial enterprise and (2) the timing of (a) final analysis of Part 1 of our RCC trial, (b) final analysis of our melanoma trial, (c) completion of enrollment of our Phase 2 AG-858 trial, (d) filing an amended IND for Aroplatin and initiating a new clinical study of this compound, and
(e) filing an IND for AG-707. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the results from Phase 3 clinical trials; the need for and extent of additional clinical trials; decisions by regulatory agencies; timing and results of preclinical studies; and the factors described in exhibit 99.1 to our Form 8-K as filed with the Securities and Exchange Commission on January 18, 2005. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                               Three months ended      Year ended
                                   December 31,       December 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Revenue                        $    128  $     57  $    707  $    985

Operating expenses:
Cost of Sales                         -         -         5         -
Research and development         10,077    12,086    41,718    46,264
General and administrative        7,345     6,082    25,784    21,682
Acquired in-process research
 and development                      -         -     2,888         -
                               --------- --------- --------- ---------
Operating loss                  (17,294)  (18,111)  (69,688)  (66,961)

Other income, net                   290       127       937       919

                               --------- --------- --------- ---------
Loss from continuing
 operations                     (17,004)  (17,984)  (68,751)  (66,042)

Income(loss)from discontinued
 operations (including gain on
 disposal of $14 million in
 2004)                                -       (71)   13,034       108

                               --------- --------- --------- ---------
Net loss                        (17,004)  (18,055)  (55,717)  (65,934)

Dividends on Series A
 convertible preferred stock       (197)     (198)     (790)     (224)

                               --------- --------- --------- ---------
Net loss attributable to
 common stockholders           $(17,201) $(18,253) $(56,507) $(66,158)
                               ========= ========= ========= =========

Per common share data:
Loss from continuing
 operations, basic
 and diluted                   $  (0.38) $  (0.46) $  (1.56) $  (1.70)
Net loss attributable to
 common stockholders, basic
 and diluted                   $  (0.38) $  (0.46) $  (1.26) $  (1.70)
Weighted average number of
 common shares outstanding,
 basic and diluted               45,518    39,490    44,685    38,989



               Condensed Consolidated Balance Sheet Data
                            (in thousands)
                              (unaudited)

                                   December 31,           December 31,
                                      2004                    2003
                                   -----------            ------------
Cash, cash equivalents
and short-term investments        $    86,921             $    87,978
Total Assets                          133,567                 140,080
Total stockholders' equity            106,888                 105,246


    CONTACT: Antigenics Inc.
             Investor Relations:
             Jack Howarth, 212-994-8244
             jhowarth@antigenics.com
             or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com